Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form S-4 Registration Statement under Rule 462(b) to register additional securities as part of an earlier effective registration statement, SEC File No. 333-195278 of Wireless Ronin Technologies, Inc. of our report dated March 31, 2014, relating to our audit of the consolidated financial statements of Broadcast International, Inc. as of December 31, 2013 and 2012 and for the years then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
August 18, 2014